Exhibit 99.02

For additional information contact:

Audra Bailey
Carrier Access
303.218.5455
abailey@carrieraccess.com

CARRIER ACCESS RECEIVES EXPECTED NASDAQ DEFICIENCY NOTICE RELATED TO LATE FILING FOR ITS FORM 10-K

BOULDER, Colo.—(BUSINESS WIRE)—May 5, 2005—Carrier Access Corporation (Nasdaq: CACS), a manufacturer of broadband communications equipment, today announced that consistent with the information provided on its press release on May 2, 2005, the Company has received a Nasdaq Staff Determination letter.

The letter indicates that although the Company filed its Form 10-K for the fiscal year ended December 31,2004, the filing did not include management’s assessment of its internal controls over financial reporting and the associated auditor attestation report (collectively, the “Attestations”). Because the Company has not timely filed an amended Form 10 K, with the Attestations, it is not in compliance with the Nasdaq continued listing requirements set forth in Nasdaq Marketplace Rule 4310(c)(14). As a result of the delinquency, Carrier Access common stock will begin trading under the symbol “CACSE” effective at the opening of business on Friday, May 6, 2005, and its common stock is also subject to delisting from the Nasdaq Stock Market.

Carrier Access intends to request an appeal hearing with the Nasdaq Listing Qualifications Panel within seven days of the date of the Determination letter for continued listing on the Nasdaq National Market. Under Nasdaq Market Place Rules, Carrier Access securities will remain listed on the Nasdaq National Market pending the outcome of the hearing. There can be no assurance that the Panel will grant a request for continued listing.

As announced in its press release on May 2, 2005, Carrier Access remains committed to accurate and transparent financial reporting. The Company is working diligently with its auditors KPMG to complete its 2004 Form 10-K and to fully comply with all requirements for continued listing.

About Carrier Access Corporation
Carrier Access (NASDAQ: CACS — News) provides consolidated access technology designed to streamline the communication network operations of service providers, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity, and implement converged IP services while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com.